Exhibit 99.2

COMTECH TELECOMMUNICATIONS CORP. RELEASES

AUDITED FINANCIAL STATEMENTS FOR TCS AND
PRELIMINARY BOOKINGS INFORMATION

MELVILLE, NY, May 5, 2016 – Comtech Telecommunications Corp. (the “Company” or “Comtech”) (NASDAQ: CMTL) announced today that it has filed audited consolidated financial statements of TeleCommunication Systems, Inc. (“TCS”) with the Securities and Exchange Commission for their calendar year ended December 31, 2015. Comtech also provided preliminary bookings information for Comtech for the three months ended April 30, 2016.

TCS Financial Results For The Twelve Months Ended December 31, 2015

For the twelve months ended December 31, 2015, consolidated net sales for TCS were $364.4 million and Adjusted EBITDA (a Non-GAAP financial measure defined in the table below) was $33.7 million. On February 23, 2016, TCS changed its calendar year end to conform to Comtech’s July 31st fiscal year end.

Preliminary Bookings for The Combined Company For The Three Months Ended April 30, 2016

Preliminary bookings in the third quarter of fiscal 2016 are expected to approximate $130.0 million to $135.0 million and include approximately two months of bookings associated with TCS’s operations. Additionally, the Company reported that it:

•	Achieved strong bookings in its legacy satellite earth station equipment product line, which excluding TCS, sequentially increased more than 25% as compared to actual bookings it achieved in its second quarter of fiscal 2016;
•	Received over $30.0 million of orders to provide advanced communication solutions to the Department of Defense to support various mission critical operations;
•	Received $20.0 million of orders, including $10.0 million from the U.S. Army to continue licensing certain of the Company’s BFT-1 intellectual property, with the remaining funding designated for BFT-1 sustainment support services;
•	Received a multi-year contract valued at $12.0 million from a major telecom equipment company;
•	Was awarded an important multi-million dollar contract to enhance the connected car and e-commerce customer experiences for two Fortune 100 companies; and
•	Completed a multi-million dollar contract to supply a mobile navigation and mapping platform for a Fortune 100 company.

“I believe the strong bookings we experienced during the third quarter of fiscal 2016 demonstrate that our business is at a turning point. I am very pleased with our strong preliminary bookings and believe that strong order flow will continue,” stated Dr. Stanton Sloane, President and Chief Executive of Comtech Telecommunications Corp.

Dr. Sloane added, “Our acquisition integration plans remain on track and I look forward to discussing our new combined company in June.”

The preliminary bookings information contained in this press release is based on management’s initial review of bookings for the third quarter of fiscal 2016 and remains subject to the completion of the Company’s quarterly closing and review procedures. The Company’s actual bookings may differ materially from these preliminary estimates due to, among other things, the completion of its accounting close procedures, final adjustments and other developments that may arise between now and the time that such unaudited consolidated financial results for the fiscal quarter ended April 30, 2016 are finalized.

The Company expects to report final third quarter fiscal 2016 results in June 2016, at which time the Company intends to host an earnings conference call to discuss its Business Outlook and the TCS acquisition in more detail. The exact date and timing of this conference call will be provided in a future announcement.

TeleCommunication Systems, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

December 31, 2015
TCS
Reconciliation of GAAP Net Loss to Adjusted EBITDA(1):
GAAP net loss	$(5,410,000)
Income taxes	1,779,000
Net interest expense and other	8,356,000
Amortization of stock-based compensation	5,040,000
Depreciation and amortization (including intangibles and capitalized software)	17,653,000
Strategic alternatives analysis expenses and other	6,246,000
Adjusted EBITDA	$33,664,000

(1)	Represents earnings before interest, income taxes, depreciation and amortization of intangibles (including capitalized software by TCS), amortization of stock-based compensation and strategic alternatives analysis expenses. Adjusted EBITDA is a non-GAAP operating metric used by Comtech management in assessing TCS’s operating results. The Company's definition of Adjusted EBITDA may differ from the definition of Adjusted EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies, including similarly titled measures used by TCS prior to its acquisition by Comtech. Adjusted EBITDA is also a measure frequently requested by the Company's investors and analysts. The Company believes that investors and analysts may use Adjusted EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow and service debt.

About Comtech

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a leader in most of the market segments that it serves.

Forward-Looking Statements

Certain information in this press release contains forward-looking statements, including but not limited to, amounts of expected bookings, information relating to the Company's future performance and financial condition, plans and objectives of the Company's management and the Company's assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under the Company's control which may cause its actual results, future performance and financial condition, and achievement of plans and objectives of the Company's management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, among other things: the possibility that the expected synergies from the TCS acquisition will not be fully realized, or will not be realized within the anticipated time period; the risk that Comtech's and TCS's businesses will not be integrated successfully; the possibility of disruption from the TCS acquisition, making it more difficult to maintain business and operational relationships or retain key personnel; the nature and timing of receipt of, and the Company's performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements; changing customer demands; changes in prevailing economic and political conditions; changes in the price of oil in global markets; changes in foreign currency exchange rates; risks associated with the Company's legal proceedings, customer claims for indemnification, and other similar matters; risks associated with Comtech's obligations under its revolving credit facility and acquisition debt; risks associated with the Company's large contracts; and other factors described in this and the Company's other filings with the SEC.

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PCMTL

Media:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
631-962-7000
info@comtechtel.com